EXHIBIT 3.3

MIRrOR MERGER SUB 2, LLC

ARTICLES OF ORGANIZATIOn

The Undersigned, in order to form a limited liability company under and by virtue of the Maryland Limited Liability Company Act, Md. Corps. & Assn’s Code Ann., § 4A-101 et seq. (the “Act”), does hereby acknowledge and certify to the State Department of Assessments and Taxation of Maryland as follows:

First:        The name of the limited liability company (which is hereinafter called the “Company”) is:

Mirror Merger Sub 2, LLC

Second:        The purpose for which the Company is formed is to engage in any lawful act or activity for a limited liability company under the Act.

Third:        The address of the principal office of the Company in this State is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264. The name and address of the resident agent of the Company in the State of Maryland are The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264. The resident agent is a Maryland corporation.

Fourth:        The relations of the members and the affairs of the Company shall be governed by the Act as well as a written operating agreement which may be amended from time to time as set forth therein.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization on this 4th day of October, 2020.

/s/ Hirsh M. Ament
Hirsh M. Ament, Authorized Person